Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-248473 and Form S-8 (File No. 333-246318) of our report dated March 27, 2023, with respect to the audited consolidated financial statements of TRxADE HEALTH, INC., which appear in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
March 27, 2023